Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA ANNOUNCES SPECIAL PROTOCOL ASSESSMENT AGREEMENT WITH

FDA FOR BUCINDOLOL DEVELOPMENT IN GENOTYPE-DEFINED HEART

FAILURE POPULATION

Broomfield, CO, May 17, 2010 – ARCA biopharma, Inc. (Nasdaq: ABIO) today announced that it has reached agreement with the U.S. Food and Drug Administration (FDA) regarding a Special Protocol Assessment (SPA) on the design of a clinical trial to assess the safety and efficacy of bucindolol in approximately 3,200 patients with chronic heart failure who have the genotype that appears to respond most favorably to bucindolol. Bucindolol is the Company’s investigational, pharmacologically unique, beta-blocker and mild vasodilator. An SPA is an agreement with the FDA that the proposed trial protocol design, clinical endpoints and statistical analyses are acceptable to support regulatory approval. In November 2009, the Company announced that the FDA has designated as a Fast Track development program the investigation of bucindolol for the reduction of cardiovascular mortality and cardiovascular hospitalizations in a genotype-defined heart failure population. In March 2010, ARCA was awarded a patent from the U.S. Patent and Trademark Office (USPTO) on methods of treating heart failure patients with bucindolol based on genetic testing.

“This SPA agreement with the FDA, the latest in a series of important milestones for ARCA, provides us with a clearly defined development and regulatory pathway for bucindolol in the treatment of genotype-specific heart failure patients,” said Michael R. Bristow, President and Chief Executive Officer of ARCA. “We appreciate the FDA’s approach to identifying a means by which additional bucindolol effectiveness data can be generated in a genotype-defined heart failure population. If the planned study confirms previous observations made in the BEST trial, bucindolol has the potential to become the first genetically targeted heart failure treatment for what we estimate to be the approximately 1.5 million heart failure patients with systolic dysfunction and the genotype that appears to respond most favorably to bucindolol.”

In accordance with the Company’s SPA agreement with the FDA, the bucindolol clinical trial is designed to be an international, multi-center, randomized, double-blind clinical trial with a planned enrollment of approximately 3,200 patients with chronic heart failure who have the genotype that appears to respond most favorably to bucindolol. This genotype is defined as the homozygous state for arginine (Arg/Arg) at amino acid position 389 of the beta-1 adrenergic receptor. In this genotype, all of these beta-1 receptors in the heart have high function and high affinity for norepinephrine, with a relatively large fraction of the receptors having constitutive activity, all of which are properties that the Company believes predispose the patient with this genotype to an enhanced clinical response to bucindolol. Bucindolol is unique among beta-blockers in having been shown to lower systemic norepinephrine levels and facilitate conversion of constitutively active beta-1 Arg receptors to an inactive state, pharmacologic properties that may explain bucindolol’s more favorable response in the beta-1 389 Arg/Arg genotype versus the response in another common genotype of the beta-1 receptor known as 389 Gly.

The trial protocol includes a superiority comparison of bucindolol to the beta-blocker metoprolol CR/XL, which is approved for heart failure and other indications and which has not been shown to exhibit any differentiation of clinical effects in heart failure patients with the beta-1 389 Arg/Arg genotype as compared to the Gly genotypes. The primary endpoint of the planned trial is a composite of cardiovascular mortality and cardiovascular hospitalization. The trial protocol includes two interim data analyses at pre-specified numbers of primary endpoints. If the results of either of the interim analyses meet the pre-specified criteria, ARCA would be able to formally submit a complete response to the FDA’s May 2009 Complete Response Letter and the results of the interim analysis could serve as the clinical effectiveness basis for FDA approval. The first interim data analysis is planned at 630 primary endpoints (57% of the projected total number). The trial protocol estimates reaching the first interim analysis 24-30 months into the trial. The SPA-defined criteria for fulfilling the FDA’s request for additional evidence of effectiveness include a hazard ratio 95% confidence interval upper bound of <0.999 (a p-value of approximately 0.050) and safety comparable to metoprolol CR/XL. Even with a positive outcome at either of the interim analyses, the planned trial is designed to proceed to conclusion, estimated to take a total of 3.5 years (including the time to reach the interim analysis). In order to not influence the planned trial’s subsequent completion, if the results of an interim data analysis are adequate to support potential approval of bucindolol, ARCA’s goal would be to have bucindolol commercially available no sooner than immediately after the conclusion of the trial.

With a clear regulatory and clinical pathway now identified, the Company is continuing to evaluate several options for funding the proposed clinical trial. These options primarily include a strategic partnership, license and/or government funding. In the first quarter of the year, the Company raised approximately $6.8 million, net of offering costs, to provide additional time to effectively pursue these options. As the Company evaluates these options, its primary goal is to identify the most capital efficient path to create stockholder value. Subject to the Company’s ability to obtain sufficient funding, the Company currently expects it could begin the proposed trial in the second half of 2011.

About Special Protocol Assessment (SPA)

An SPA is an agreement with the FDA that the proposed trial protocol design, clinical endpoints and statistical analyses are acceptable to support regulatory approval. For further information regarding the SPA process, please visit the FDA website, www.fda.gov. An SPA agreement is not a guarantee of approval, and there are no assurances that the design of, or data collected from, the planned bucindolol clinical trial will be adequate to obtain the requisite regulatory approvals for the marketing of bucindolol.

About Bucindolol

Bucindolol hydrochloride is a pharmacologically unique beta-blocker and mild vasodilator being developed for the treatment of chronic heart failure (HF). Bucindolol is an oral tablet formulation, dosed twice daily. Bucindolol is considered part of the beta-blocker class because of its property of blocking beta-1 as well as beta-2 receptors in the heart, preventing these receptors from binding with other molecules that would otherwise activate the receptor. Clinical data to date suggest that bucindolol is well-tolerated in patients with advanced HF, which the Company believes is due to bucindolol’s mild vasodilator effects.

About Heart Failure

Heart failure, or HF, is a chronic, progressive condition in which a problem with the structure or function of the heart impairs its ability to supply sufficient blood flow to the meet the body’s needs for blood and oxygen. Common causes of heart failure include myocardial infarction and other forms of ischemic heart disease, hypertension, valvular heart disease and cardiomyopathy. Heart failure is one of the largest health care problems in the United States and the rest of the world. Industry sources estimate that about 5.7 million Americans have HF and nearly 670,000 new patients are diagnosed annually. In addition, HF is the underlying reason for approximately 12 to 15 million annual visits to physicians, 6.5 million annual hospital days and over $37 billion in direct and indirect annual healthcare costs.

Beta-blockers are part of the current standard of care for HF, and are considered to be among the most effective drug classes for the disease. However, a significant percentage of eligible patients in the United States is not being treated with, or does not tolerate or respond well to, the beta-blockers currently approved for the treatment of HF. ARCA believes that new therapies for which patient response can be predicted before a drug is prescribed can help improve the current standard of practice in the treatment of HF.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically targeted therapies for heart failure and other cardiovascular disease. The Company’s lead product candidate, bucindolol hydrochloride, is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for heart failure. ARCA has identified common genetic variations that it believes predict individual patient response to bucindolol, giving it the potential to be the first genetically-targeted heart failure treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for bucindolol. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the significance of the SPA agreement, which is not a guarantee of approval; the impact of the SPA on the likelihood of receiving marketing approval for bucindolol; the protection provided by the patent for methods of treating heart failure patients with bucindolol based on genetic testing; the timing and outcome of the Company’s bucindolol clinical trial; the significance of Fast Track designation; regulatory review and potential approval of the Company’s New Drug Application for bucindolol; the prospects for ARCA’s providing sufficient information in a timely manner as requested in the FDA’s Complete Response Letter; and, the Company’s ability to fund future operations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the Company’s ability to complete a strategic transaction to support the continued development bucindolol, and/or obtain additional financing; the Company’s ability to identify, develop and achieve commercial success for products and technologies; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2009, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2010 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

###